EXHIBIT 4b.


[LOGO] MBT


Manufacturers Bank & Trust Company




February 5, 2002



Bruce Hertzke, President & CEO
Winnebago Industries
P.O. Box 474
Forest City, IA 50436

                                LETTER OF INTENT

Dear Bruce:

Manufacturers Bank (MBT) is considering a loan to Forest City Economic Development., Inc. The loan is for 95% of the project cost ($2.2 Mil. of $2.325 Mil.). It is illegal and presents unacceptable risk to make a loan of this type. Therefore, Forest City Economic Development, Inc., through MBT, requests that Winnebago Industries guarantee a portion of the loan and pledge a C.D. as additional collateral.

In consideration of a loan by MBT to Forest City Economic Development, Inc. in the amount of $2.2 Mil. to build a painting facility, Winnebago Industries agrees to pledge a $500,000 certificate of deposit at MBT and guarantee any loan balances over $1,500,000.

In the event of termination of CDI, or default on the MBT loan, Winnebago Industries will buy the property at the pay-off balance or assume the Capital Lease between FCED and CDI.

Sincerely,




-------------------------------------
/s/ David L. Kingland
President/CEO


I agree substantially to these terms.



-------------------------------------
Bruce Hertzke
President/CEO